NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  August 6, 2008
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces Updated Reserve Estimates

Company’s Proved Reserves Estimated at 797 BCFE
3P Reserves Estimated At 1.17 TCFE

Bridgeport, West Virginia:  Petroleum Development Corporation (NASDAQ/GSM: PETD) today reported that its internal estimate of proved reserves as of July 1, 2008 was 797 billion cubic feet equivalent (Bcfe, where 1 barrel of oil is equal to 6 thousand cubic feet equivalent), including 431 Bcfe of proved developed reserves and 366 Bcfe of proved undeveloped reserves.  This compares to 686 Bcfe of total proved reserves reported at the end of 2007 (368 Bcfe proved developed and 318 Bcfe proved undeveloped).

“This strong improvement in PDC’s estimated proved reserves are a result of our ongoing drilling programs, successful 3D seismic work in our Northeast Colorado assets and additional opportunities identified in our Appalachian assets,” said Rick McCullough, CEO and President.  “PDC’s significant undeveloped reserves should continue to provide opportunity for production growth over the next several years.”  Proved reserve estimates provided by the Company are in accordance with SEC definitions.

In addition to proved reserves, the Company estimates that it has an additional 376 Bcfe of “probable” and “possible” reserves. In combination with the proved reserves, this brings the Company’s total 3P reserves (proved, probable and possible) to 1.17 trillion cubic feet equivalent.  The Company’s probable and possible reserves consist primarily of undeveloped drilling locations and behind pipe reserves in active development areas in Wattenberg field, Grand Valley field, and the Northeast Colorado area. The SEC permits reporting of only proved reserves in filings. Probable and possible reserves are, by nature, more uncertain than estimates of proved reserves and as a result are subject to substantially greater risk of not actually being realized. Probable reserves are unproved reserves that the Company believes are more likely than not to be recoverable.  Possible reserves are unproved reserves that are less likely to be recoverable than probable reserves.

The following table provides a more detailed breakdown of the reserve categories:

			Reserve Category BCFE
	Proved Developed	Proved Undeveloped	Probable	Possible	Total Proved	Total Proved and Probable	Total Proved Probable and Possible
Appalachian	85	44	14	11	129	143	154
Michigan	26	0	0	0	26	26	26
Wattenberg	144	83	97	24	227	324	348
Piceance	110	221	128	61	331	459	520
NE Colorado	64	18	17	24	82	99	123
North Dakota	2	0	0	0	2	2	2
Other	0	0	0	0	0	0	0
Total All Fields	431	366	256	120	797	1053	1173

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About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the exploration, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of Companies in 2003.

Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included herein are forward-looking statements.  Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The Company uses in this presentation the terms “probable” and “possible” reserves, which SEC guidelines prohibit in filings of U.S. registrants. Probable reserves are unproved reserves that are more likely than not to be recoverable. Possible reserves are unproved reserves that are less likely to be recoverable than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company. In addition, The Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

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120 Genesis Boulevard • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597